GuruNet Announces Second Quarter 2005 Financial Results

Continued Growth in Revenues and Monetization

New York, NY, July 28, 2005 - GuruNet Corporation (AMEX: GRU), creators of Answers.com™, the answer-based search engine, today announced continued growth in its revenues and monetization for the second quarter of 2005. A conference call will be held today at 2:00 PM EDT to further explain these results.

Revenues for the second quarter of 2005 rose to $424,552, compared to $175,633 in the first quarter of 2005, or 142% sequential growth, and compared with $44,244, for the second quarter in 2004. The net loss in the second quarter of 2005 was $1,601,986, compared to a net loss of $1,504,924, for the first quarter of 2005, and compared to a net loss in the second quarter of 2004 of $1,874,149. The net loss, prior to non-cash charges for stock-based compensation and costs, in the second quarter of 2005, fell to $1,057,758, compared to $1,120,303 during the first quarter of 2005, and compared to $1,858,049 in the second quarter of 2004. Cash and investment securities at quarter end were approximately $19.4 million, and shareholder equity was approximately $18.6 million.

“We are very pleased with our revenue growth in the second quarter of 2005, which resulted from a strong traffic upswing and improved monetization,” said Bob Rosenschein, GuruNet's founder and CEO. “With modest initial marketing, Answers.com was launched in January 2005, and in the second quarter, queries averaged approximately 1.8 million queries per day, and that included weekends. In addition, we are very pleased that traffic has remained fairly stable throughout the seasonally slow summer months. We expect new momentum and growth as we enter the strong fall season and school year.”

Steve Steinberg, GuruNet’s CFO, commented that, “As noted in our last quarterly report, the company implemented Google’s AdSense in March 2005. We have seen a 40% improvement in our June overall monetization rate, as compared to March. With new initiatives underway, we expect to continue seeing improvement in this critical metric throughout the rest of 2005 and 2006. We are also actively working on additional monetization efforts, including the recently implemented integration with Shopping.com, and we intend, shortly, to institute impression-based advertising, which we expect to have a positive impact on monetization.”

Mr. Rosenschein added, “Traffic growth continues to be a top priority, as it is a primary revenue driver. We are delighted with the response to Answers.com at the National Educational Computing Conference at the end of June. Specifically, Education appears to be a sector rich in eager, relevant users: students, teachers, librarians and parents, representing elementary, high school and college populations. We will aggressively market our value proposition, which is simple and appealing - a reliable, free, timesaving search/reference resource. We hope to see widespread adoption as the school year begins.”

The company previously announced that its application for listing on NASDAQ's National Market System was approved and that it plans to change its corporate name to Answers Corporation, subject to stockholder approval. Further to such announcement, the company today confirmed that its Common Stock would begin trading on the NASDAQ National Market under the symbol "ANSW", effective at the opening of trading on Tuesday, August 2, 2005. GuruNet's Common Stock will continue trading on the American Stock Exchange under the symbol "GRU" through August 1, 2005.

GuruNet will host a conference call today, Thursday, July 28th, 2005, at 2:00 PM EDT, to discuss the results of its second quarter ended June 30, 2005, as well as to elaborate on recent events/announcements and company progress and highlight next steps. Bob Rosenschein, GuruNet’s chairman and CEO, and Steve Steinberg, GuruNet’s CFO, will be making the presentation, which will be followed by a question and answer session. Investors will have the opportunity to listen to the conference call and the replay over the Internet through GuruNet's Website, within its Investor Relations page at http://www.gurunet.com/ir. To listen to the live call via webcast, please go to our Website at least 10 minutes early to connect and register. To dial in to listen and/or submit a question, please dial 888-889-2497 and request the GuruNet call. For those unable to listen to the live broadcast, a replay will be available on the site shortly after the call, and will remain available on the site for a period of one week following the call.

About GuruNet

GuruNet Corporation (AMEX: GRU) operates Answers.com™, a leading answer-based search engine, www.answers.com. Founded in 1999 by Bob Rosenschein, GuruNet Corporation provides patented technology and software tools to access concise information on demand. More information on GuruNet is available at www.gurunet.com. Answers.com and GuruNet are trademarks of GuruNet Corporation.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including our inability to increase the number of persons who use our products and the number of partners who will generate increased traffic to our sites, and other risk factors identified from time to time in our SEC reports, including, but not limited to, our registration statement on Form SB-2 filed in April 2005. Any forward-looking statements set forth in this news release speak only as of the date of this news release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.gurunet.com. The information in GuruNet's website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to follow)

Contacts:

Steve Steinberg
CFO
GuruNet Corporation
+972-2-649-5123

Jay Bailey
Director, Communications
GuruNet Corporation
888-248-9613

GuruNet Investor Relations:
BPC Financial Marketing
John Baldissera
800-368-1217

Selected Consolidated Financial Data (Unaudited)

Statements of Operations:
	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	$	$	$	$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	424,552	44,244	600,185	63,875

Costs and expenses:
Cost of revenue	231,416	119,231	439,959	275,758
Research and development (1)	397,853	254,685	728,322	518,473
Sales and marketing (1)	450,970	221,556	812,430	540,485
General and administrative (1)	1,078,960	202,123	1,930,575	414,530

Total costs and expenses	2,159,199	797,595	3,911,286	1,749,246

Operating loss	(1,734,647)	(753,351)	(3,311,101)	(1,685,371)

Interest income (expense), net	144,687	(1,113,418)	230,594	(1,850,452)
Other income (expense), net	(21,010)	(8,347)	(20,728)	(4,025)

Loss before income taxes	(1,610,970)	(1,875,116)	(3,101,235)	(3,539,848)

Income tax benefits (expenses)	8,984	967	(5,675)	(27,013)

Net loss	(1,601,986)	(1,874,149)	(3,106,910)	(3,566,861)

Basic and diluted net loss per common share	(0.23)	(1.08)	(0.48)	(2.38)

Weighted average shares used in computing basic and diluted net loss per common share	6,986,768	1,727,373	6,512,508	1,498,698

(1) Statements of operations includes stock based compensation and costs, as follows:

Research and development	29,319	944	30,263	1,888
Sales and marketing	106,701	5,236	213,956	10,472
General and administrative	408,208	9,920	685,574	21,442

	544,288	16,100	929,793	33,802

Balance Sheets:

The following table summarizes our balance sheet data:

	June 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Cash and investment securities	$19,430,378	$7,415,415
Working capital	$18,448,191	$6,688,721
Total assets	$21,280,754	$8,907,183
Long-term liabilities	$1,105,295	$1,078,548
Total stockholders’ equity	$18,608,662	$6,824,122

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